EXHIBIT 10.1

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made as of April 29, 2010 by and between TopSpin Medical, Inc. (the “Company”) a corporation incorporated under the laws of the State of Delaware with its address at 65 Rothschild Bld., Tel-Aviv, Israel and Medgenesis Partners Ltd. (the “Lender”), a corporation incorporated under the laws of the state of Israel with its address at 27 Lechi St., Bnei Brak, Israel.

WHEREAS, the Company’s securities are publicly traded on the Tel Aviv Stock Exchange (the “TASE”); and

WHEREAS, Dr. Ascher Shmulewitz, the controlling shareholder in the Lender, is a current shareholder of the Company; and

WHEREAS, the Company requires infusion of emergency funds for certain dedicated uses and Lender has consented to provide the Company a loan subject to the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual promises, covenants, conditions, representations and warranties set forth herein, the Lender and the Company hereby agree as follows:

1.	Termination of the Investment Agreement. The parties hereby agree, by mutual consent, to terminate the Investment Agreement between the Company and the Lender dated January 27, 2010 (the “Investment Agreement”), and consider funds paid to the Company pursuant to the Investment Agreement as part of the Principal as detailed in Section 2.1 below.

2.	The Principal & Permitted Uses. The Lender hereby agrees to provide a loan to the Company, upon the terms and subject to the conditions hereunder, in an amount of US $353,804, (the “Principal”) for use by the Company solely for the “Permitted Uses” set out hereinbelow and no other uses shall be allowed without the prior written consent of the Lender:

2.1	US $53,804 paid to the Company on February 1, 2010, pursuant to the Investment Agreement, were used for on-going expenses of the Company.

2.2	The payment of outstanding fees of Pepper Hamilton LLP, 1313 Market Street, Suite 5100, Wilmington DE 19801 (“Pepper”) in the amount of US $25,000, plus a retainer down payment to Pepper on account of its services as the general bankruptcy counsel in the Chapter 11 proceeding (as shall be detailed hereunder), in the amount of US $75,000.

2.3	The payment of all outstanding debts of the Company and other uses as shall be detailed in the Plan (as defined below).

3.	Escrow. The Principal less the amount already provided and used as set out in Section 2.1 (i.e. the sum of US $300,000) shall be placed in escrow with Primes, Shiloh, Givon, Meir – Law Firm, within 14 days after the date hereof, pursuant to the Escrow Instructions Letter set out in the attached Schedule 3 and forms an integral and binding part of this Agreement.

4.	Interest. The outstanding Principal shall bear interest (the “Interest”) at an annual rate of four percent (4%) from: (i) February 1, 2010 with respect to the amount set out in Section 2.1; and (ii) the date the remaining Principal was placed in escrow with respect to such remaining principal amount. The Principal plus accrued Interest shall be defined herein as the “Debt Amount”. VAT on the Interest amount shall be added according to applicable laws, and any applicable withholding rules shall be applied.

In the event that the Debt Amount is not repaid on the Maturity Date (as defined below), then the interest, on the outstanding Debt Amount shall be at a rate of twelve percent (12%) per year, for the actual number of days elapsed from the Maturity Date until the Lender receives payment of the full Debt Amount.

5.	Maturity Event & Repayment. The Company and the Lender agree that, unless otherwise set out in the Plan approved by the Lender (and thereafter approved by all relevant authorities), the outstanding Debt Amount shall be immediately repaid in full upon the first to occur of the following events (the “Maturity Event”):

5.1	Four (4) weeks after the date hereof, if by that time the Company does not file the Chapter 11 petition in a form approved by the Lender and as set out below.

5.2	If the bankruptcy court does not confirm the Plan within 90 days of the filing of the Chapter 11.

5.3	If the Company does not complete performance of the Plan within 120 days of the filing of the Chapter 11, including receipt of any needed approvals and registrations from any relevant authority (including the SEC, Israel Securities Authority and TASE – if required).

5.4	If the Company is delisted from trading on TASE with no reasonably feasible way to re-enter the listing.

5.5	Upon an “Event of Default” defined herein as the occurrence of any one or more of the following events (excluding the Chapter 11 proceedings): (i) The commencement of any liquidation proceedings of the Company or the adoption of a winding up resolution by the Company, or the appointment of a receiver or trustee over the whole of the Company’s assets; or (b) The levy of an attachment or the institution of execution proceedings against the whole or a substantial part of Company’s assets; or (c) The Company breaches any material covenant or material term of this Agreement, and such breach is not cured within 5 business days after notice of breach is received by the Company.

6.	No Pre-payment. The Debt Amount (or any part thereof) may not be prepaid prior to the Maturity Event, without the prior written consent of the Lender.

7.	Chapter 11. The Company undertakes to file by no later than 4 weeks of the date of this Agreement, a petition seeking relief under the provisions of Chapter 11 of Title 11, United States Code (the “Chapter 11”), by which the Company applies to the US bankruptcy court for the District of Delaware to authorize approval of transactions and all other actions required according to a plan to be prepared by the Company and approved by the Lender in writing prior to any filing (“Plan”). Pepper, shall serve as general bankruptcy counsel for the Chapter 11 proceedings. The approved Plan shall be deemed an integral part of this Agreement and shall be attached hereto upon its due approval by the Lender as Schedule 7, which Plan may later be amended by mutual written consent of the parties.

8.	Covenants. The Company hereby covenants in favor of the Lender that until the full repayment of the Debt Amount (or as otherwise set out in the Plan) the Company shall not, without obtaining the prior written approval of the Lender, adopt any of the following resolutions or pursue any of the following actions: (i) employ new personnel or re-employ personnel who were employed by the Company; (ii) take any action for the purpose of receiving any loan or credit from a bank or any other entity; (iii) pursue any action which is likely to result in expenses, except for the expenses set forth in the Plan; (iv) take any action which may materially and adversely effect the Company or this Agreement; (v) enter into any contract or any amendment, modification, extension or supplement to any contract and organizational documents, that prohibits the Company from fulfilling and observing in a timely manner its obligations under the Agreement and the Plan. The Company undertakes to efficiently fulfill its obligations under this Agreement as time is of the essence in this Agreement.

The Company shall consult with the Lender and update the Lender on an ongoing real time basis. Lender shall have the right to be present in all working sessions and in all meetings of the board of directors of the Company.

9.	Lender may, at its discretion, transfer or assign to any third party any right or obligation under this Agreement, without need for the consent of the Company. The Company may not transfer or assign to any third party any right or obligation under this Agreement, except with the prior written consent of the Lender.

10.	The exclusive law of this Agreement is the law of the State of Israel (regardless of “choice of laws” rules therein). The parties hereby irrevocably submit to the jurisdiction of the courts in the city of Haifa, Israel, in respect of any dispute or matter arising out of or connected with this Agreement.

11.	Any notice sent by one party to the other by registered mail to the address heading the Agreement, or to an address provided by one party to the other from time to time — will be deemed to have been received on the 4th business day after the day of mailing. Fax and e-mail messages will be deemed to have been received on the business day following the day of transmission.

12.	The failure or delay of either party to require the performance of any term under this Agreement, or the waiver by either party of any breach under this Agreement, shall not prevent subsequent enforcement of such terms, nor be deemed a waiver of any subsequent or prolonged breach.

13.	Nothing in this Agreement shall create or confer upon any person or entity, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities, except as expressly provided herein.

IN WITNESS WHEREOF, this Agreement has been duly executed on the date herein above set forth.

TopSpin Medical, Inc.:		Medgenesis Partners Ltd.:

By:	/s/ Fufi Fatal	By:	/s/ Dr. Ascher Shmulewitz
Title: Chairman and Acting Principal Executive Officer		Title: Stockholder